Exhibit 10.12

JUDGMENT SHARING AGREEMENT AMONG

DEFENDANTS IN THE AMEX CASE

The undersigned parties to this Agreement, having all been named as defendants in American Express Travel Related Services Co., Inc. v. Visa U.S.A. Inc. et al., No. 04-CV-0897 (S.D.N.Y.), seek through this Agreement to provide for the apportionment of certain costs and liabilities, as described herein, which they may incur jointly and/or severally in the event of an adverse judgment in this case. In consideration of the mutual covenants and agreements contained herein, the undersigned parties hereby agree as follows:

Definitions

A.	“Affiliate” means an entity’s direct or indirect parents, subsidiaries, affiliates, predecessors, and successors. Provided, however, that for purposes of this Agreement, Visa U.S.A. will not be considered an Affiliate of any of its members and no member thereof will be considered an Affiliate of Visa U.S.A., and Visa International will not be considered an affiliate of Visa U.S.A.

B.	“Agreement” means this Agreement.

C.	“Bank Defendant” means a Signatory other than Visa U.S.A., Visa International, or MasterCard.

D.	“Claimant” is a person asserting a Covered Claim in the Litigation.

E.

“Covered Claim” means any claim arising out of the Visa Rules or the MasterCard Rules now or hereafter asserted in the Litigation against any Signatory to this Agreement or Affiliate thereof; provided, however, that “Covered Claims” do not include claims arising solely out of acts or omissions that take place after the date of a Visa Equity Event, but do include damages claimed to accrue after the date of a Visa Equity Event as an alleged result of acts or omissions that took place before such date.

F.	“Final Judgment” means that portion of a judgment for monetary relief of any kind, including any award of compensatory, treble, or other damages and interest, court costs, attorneys’ fees, or expenses, entered on a Covered Claim by a court on the basis of trial, summary judgment, judgment as a matter of law, or any other basis, which (a) is immediately enforceable and has not been stayed pending appeal or (b) becomes final after exhaustion of all appeals or other judicial review or expiration of the time to obtain further judicial review. For purposes of this Agreement, the Final Judgment shall be the amount of damages awarded by a court or jury prior to offset or reduction on account of settlement payments by MasterCard or settlement payments by Signatories that do not comply with the provisions of Paragraph 7 of this Agreement.

G.	“Litigation” means American Express Travel Related Services Co., Inc. v. Visa U.S.A. Inc. et al., No. 04-CV-0897 (S.D.N.Y.).

H.	“MasterCard” refers collectively to MasterCard International, Inc., and MasterCard Incorporated.

I.	**

**	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

J.	“MasterCard Rules” refers to MasterCard’s rules, policies, practices, dedication or other agreements, and procedures relating to the ability of MasterCard members to issue American Express Payment Cards, including MasterCard’s Competitive Programs Policy.

K.	“Payment Cards” means Visa- or MasterCard-branded credit or charge cards issued to U.S. cardholders.

L.	“Period in Suit” means the period beginning on the date on which the court or jury determines that American Express began to accrue damages not barred by the statute of limitations and ending on the date of the Final Judgment.

M.	“Relevant Payment Card Volume” means the dollar value of transactions charged to Payment Cards during the Period in Suit.

N.	“Settling Signatory” means a Signatory that settles claims asserted against it in the Litigation.

O.	“Signatory” refers to each of the undersigned entities that have executed this Agreement.

P.	“Visa Equity Event” refers to any event by reason of which a party other than a Visa U.S.A. issuing bank becomes the actual or beneficial owner of 10% or more of the equity or voting rights of Visa U.S.A.

Q.	“Visa International” refers to Visa International Service Association.

R.	“Visa Rules” refers to Visa U.S.A.’s and Visa International’s rules, policies, practices, dedication or other agreements, and procedures relating to the ability of Visa members to issue American Express Payment Cards, including Visa’s By-Law 2.10(e).

S.	“Visa U.S.A.” refers to Visa U.S.A. Inc.

In the event of a Final Judgment against one or more Signatories, the undersigned parties agree as follows:

Allocation of Final Judgment Between Visa Rules and MasterCard Rules

1.	**

2.	The “Visa Share” of a Final Judgment shall be calculated as set forth in this Paragraph 2:

(a)	**

(b)	**

**	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

(c)	**

(d)	The “MasterCard Share” of a Final Judgment shall be that portion of a Final Judgment that is not the Visa Share.

(e)	**

3.	**

(a)	**

(b)	**

**	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

Sharing of Potential Liability

4.	Subject to paragraph 7 below, each Signatory shall pay the following percentage multiplied by the total amount of the Visa Share of a Final Judgment that a Claimant collects from one or more Signatories:

(a)	Each Bank Defendant will pay based upon a percentage equal to the percentage of dividends it would be entitled to receive under the formula established in Section 11.01 of the Visa U.S.A. By-Laws for the distribution of dividends, viz in proportion to that Signatory’s share of all service fees based on volume, check guarantee accounts, Gold Card accounts, and/or Electron card accounts paid to Visa U.S.A. by all Charter Members or Non-Charter Members with debit Card sales volume (as such terms are defined in the Visa By-Laws) from the date of the incorporation of Visa U.S.A. to December 31 of the year prior to the earlier of (i) the entry of the Final Judgment by the District Court, or (ii) a Visa Equity Event (such percentage to be deemed the Signatory’s “Sharing Percentage”).

(b)	Visa U.S.A. will pay based upon the remaining percentage not accounted for by Bank Defendants (such percentage to be deemed Visa U.S.A.’s “Sharing Percentage”).

(c)	**

5.	If a Signatory makes judgment payments to Claimant and/or sharing payments to other Signatories that exceed its Sharing Percentage multiplied by the total amount of the Visa Share of a Final Judgment collected from Signatories (an “Excess Payment,” and such Signatory an “Overpaying Signatory”), then the other Signatories will reimburse the Overpaying Signatory to the extent of its Excess Payments. The Overpaying Signatory’s right to reimbursement for its Excess Payments shall be enforceable against other Signatories in a proceeding for contribution or indemnity; provided, however, that no Signatory shall be required to make payments (net of funds received from other Signatories pursuant to this Agreement) that exceed its Sharing Percentage multiplied by the total amount of the Visa Share collected from Signatories. A Signatory may make demand for payment pursuant to this paragraph at any time after making an Excess Payment. Signatories shall pay any proper claim for contribution, indemnity, or reimbursement under this paragraph within 21 days of demand.

6.	Nothing in this Agreement shall require any Signatory to share in any portion of a Final Judgment that is executed against any corporation, partnership, company, person, or other entity that is not a Signatory.

**	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

7.	**

(a)	**

(b)	**

(c)	**

(d)	**

8.	The Signatories agree and acknowledge that it is their shared intent that no Signatory other than Visa U.S.A. shall have any responsibility to pay, whether directly or indirectly, any portion of Visa U.S.A.’s Sharing Percentage multiplied

**	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

by the Visa Share of any Final Judgment, and that Visa U.S.A. shall recover its Sharing Percentage of the Visa Share from Visa members that are not Signatories. Visa agrees that it will use reasonable efforts, including the reasonable use of litigation, to enforce its rights pursuant to Section 2.05 of the Visa U.S.A. By-Laws and/or any other rights it may have to obtain funding, through indemnification or otherwise, of its Sharing Percentage of the Visa Share from Visa members other than the Signatories.

9.

This Agreement is in lieu of any other rights of contribution, indemnity, reimbursement, or sharing, or any other claims, suits, or causes of action, among or between the Signatories, with respect to the Visa Share of the Final Judgment enforced against a Signatory, including without limitation any rights under Visa U.S.A. By-Law 2.05, any other provision of Visa U.S.A.’s rules, by-laws, and/or operating regulations, and any rights that would otherwise exist under contracts among or between Signatories executed prior to the effective date of this Agreement. All Signatories agree that payments made by the Bank Defendants under this Agreement (including settlement payments made in accordance with the requirements of paragraph 7, but not any other settlement payments) shall be in lieu of any obligation that any Bank Defendant now has or might otherwise have in the future with respect to the Visa Share of the Final Judgment enforced against a Signatory. All Signatories further agree that payments that completely satisfy a Bank Defendant’s obligations under this Agreement shall fully satisfy any obligation that any Bank Defendant now has or might otherwise have in the future with respect to the Visa Share of the Final Judgment enforced against a

Signatory. For the avoidance of doubt, any obligations that Visa U.S.A. might be determined to have to Visa International as a direct or indirect result of a Final Judgment in this case will not be considered a Visa Share of a Final Judgment collected from Signatories to this Agreement, and nothing herein shall limit any rights that Visa U.S.A. may have to seek indemnification under its rules, by-laws, operating regulations, or otherwise in connection with any obligations owed by Visa U.S.A. to Visa International.

10.	Each bank holding corporation that is a Signatory hereto hereby guarantees payment and performance by its Affiliates that are Signatories hereto of its Affiliate Signatories’ obligations under this Agreement.

Change in Visa U.S.A. Ownership Structure

11.	If a Visa Equity Event takes place at any time after the effective date of this Agreement and before payment in full of a Final Judgment, the Signatories will modify this Agreement to reflect any actual or implicit contributions made by any Signatory towards the satisfaction or funding of Visa U.S.A.’s potential liabilities in the Litigation in the course of such change in Visa U.S.A’s corporate structure. If the Signatories are unable to agree on an appropriate modification within 90 days of the effective date of the reorganization, any Signatory may refer the matter to an arbitrator pursuant to paragraph 22.

No Third Party Benefit

12.

This Agreement is made and shall be binding on and inure solely to the benefit of the Signatories and their respective successors or permitted assigns but otherwise confers no rights or defenses upon any non-Signatory, including but not limited to a Claimant or any non-Signatory defendant in the Litigation. A Signatory may not assign any of its obligations under this Agreement to another person or entity without the written consent of each other Signatory. Subject to the foregoing:

(a)	this Agreement and all the terms and provisions hereof shall be binding upon and shall inure to the benefit of the Signatories hereto and their respective permitted successors and assigns; and

(b)	each Signatory shall require any entity(ies) that, as a result of any merger, purchase of assets, reorganization or other transaction, acquires or succeeds to all or substantially all of the business or assets of such Signatory to assume the obligations of such Signatory under this Agreement pursuant to a written assumption agreement in form and substance reasonably satisfactory to the other Signatories.

Overturned, Modified, or New Judgment

13.	If (a) a Final Judgment is modified at any time after it becomes a Final Judgment and, as so modified (the “Modified Judgment”), becomes final after exhaustion of all appeals or other judicial review or expiration of the time to obtain further judicial review, or (b) after a Final Judgment is vacated or overturned, a new Final Judgment (“New Judgment”) is subsequently entered, then the sharing obligations of each Signatory shall be recalculated under the terms of this Agreement to reflect the Modified Judgment or New Judgment, as applicable.

Repayment

14.	If a Claimant received payment from a Signatory based on a claim asserted in the Litigation and the Claimant is no longer entitled to some or all of that payment as a result of the reversal, vacatur, or modification of a Final Judgment (an “Overpayment”), and if a Signatory later succeeds in recovering the Overpayment in whole or in part, such recovery (including any interest recovered) shall be taken into account for purposes of determining the sharing, indemnity, and contribution obligations arising under this Agreement. Unless and until an Overpayment is recovered by a Signatory, however, the Overpayment shall be treated as a payment towards the satisfaction of a Final Judgment for purposes of this Agreement, provided that the Overpayment was made in satisfaction or partial satisfaction of what was, at the time the payment was made, a Final Judgment as defined by this Agreement.

No Admission of Liability

15.	Nothing contained herein is intended to be, nor shall be deemed to be, an admission of any liability to anyone or an admission of the existence of facts upon which liability could be based other than to the Signatories pursuant to the terms of this Agreement.

Governing Law

16.	This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware, without regard to its conflicts of law principles. All Signatories hereby agree that this Agreement is consistent with public policy.

Confidentiality

17.

No Signatory shall divulge any of the terms of this Agreement to a third party except as is reasonably required (a) to enable such Signatory’s directors, officers, employees, auditors and attorneys to carry out their responsibilities hereunder, (b)

to comply with the requirements of applicable law or rule, or with a court order or regulatory examination, investigation, or request (including, without limitation, any examination, action, or request of the Office of the Comptroller of the Currency or the Board of Governors of the Federal Reserve System), (c) to comply with the requirements of any stock exchange or other self-regulatory organization as that term is defined at 15 U.S.C. § 78c(a)(26), or (d) to prosecute or defend an action arising out of this Agreement.

Joint Authorship

18.	This Agreement shall be treated as though it were jointly drafted by all Signatories, and any ambiguities shall not be construed for or against any Signatory on the basis of authorship.

Integration

19.	This Agreement constitutes the entire and only agreement among the undersigned parties with respect to the subjects addressed herein, and any representation, promise, or condition in connection therewith shall not be binding upon any of the Signatories, except to the extent set forth herein. The Agreement shall not be amended or modified except by a written amendment executed by an authorized representative of each of the Signatories.

Execution in Counterparts

20.	This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument.

Effective Date

21.	This Agreement shall be effective beginning on the date on which all of the entities listed below have executed the Agreement.

Dispute Resolution

22.	Any dispute arising out of, referring, or relating to this Agreement, including but not limited to a dispute relating to the breach, enforceability, interpretation, application, or scope of any aspect of this Agreement (including, without limitation, a dispute relating to the breach, enforceability, interpretation, application, or scope of any aspect of this arbitration clause), or a dispute referring or relating to the amount of any payment obligation created by this Agreement, shall be finally resolved by arbitration in accordance with the Center for Public Resources (“CPR”) Rules for Non-Administered Arbitration in effect on the date of this Agreement, by one independent and impartial arbitrator to be agreed upon by the disputants or, in the absence of such an agreement, appointed by the CPR. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§1–16, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The place of arbitration shall be New York, New York, unless otherwise agreed by the parties to the arbitration.

23.

In the event of a dispute about the existence or amount of a payment obligation created under this Agreement, the Arbitrator shall award the prevailing party its reasonable attorneys’ fees and costs. In addition, if the Arbitrator finds that a Signatory or its Affiliate underpaid or declined to pay a sum that it was obliged to pay another Signatory under the terms of this Agreement, the Arbitrator shall award that other Signatory pre-Award interest at the prime rate as published in the Wall Street Journal on the date that the unpaid or underpaid payment was due, running from the date that the unpaid amount was required to be paid under this Agreement.

No Waiver

24.	Failure to insist on compliance with any term or provision contained in this Agreement shall not be deemed a waiver of that term or provision, nor shall any waiver or relinquishment of any right or power contained in this Agreement at any one time or more times be deemed a waiver or relinquishment of any right or power at any other time or times.

Severability

25.	The provisions of this Agreement are severable, and if any provision of this Agreement is determined by a court or arbitrator of competent jurisdiction or agreed by the Parties to be invalid, void or unenforceable, this shall not affect the validity or enforceability of the remainder of this Agreement or any other provision, and this Agreement may be enforced as if any such invalid, void or unenforceable provision were stricken.

References to Visa U.S.A. By-Laws and Operating Regulations

26.	All references in this Agreement to the Visa U.S.A. By-Laws or Operating Regulations are to the By-Laws and Operating Regulations in effect as of the date hereof. The current version of Visa By-Laws 2.05 and 11.01 is attached hereto.

Further Actions

27.	Each of the Signatories hereto agrees to take any and all actions reasonably necessary in order to effectuate the intent, and to carry out the provisions, of this Agreement.

Authority to Sign

28.	Each of the undersigned individuals signs on behalf of, and represents and warrants that he or she has the authority and authorization to sign on behalf of, the corporations, banks, companies, or entities identified immediately above his or her signature.

29.	Each Signatory represents and warrants that it has had an opportunity to seek and has sought independent legal advice from attorneys of its choice and other advice from such accountants and other professionals as it deems appropriate, in each case with respect to the advisability of executing this Agreement, and such Signatory has carefully read this Agreement and has made such investigation of the facts pertaining to this Agreement as it deems necessary.

Additional Signatories

30.	This Agreement may be amended to include additional signatories only if each Signatory to this agreement consents in writing.

IN WITNESS WHEREOF, the undersigned parties have caused the execution of this Agreement.

Capital One F.S.B., Capital One Bank and Capital One Financial Corp.

By:	/s/ RICHARD D. FAIRBANK
Richard Fairbank
Chief Executive Officer
Dated: May , 2006

Chase Bank USA, N.A.

By:	/s/ RICHARD SREDNICKI
Richard Srednicki
Chief Executive Officer
Dated: May 4, 2006

JPMorgan Chase & Co.

By:	/s/ JOAN GUGGENHEÏMER
Executive Vice President and General Counsel
Dated: May 4, 2006

New American Capital, Inc. and Washington Mutual Bank

By:	/s/ FAY L. CHAPMAN
Fay L. Chapman
Senior Executive Vice President
Dated: May 15, 2006

U.S. Bank, N.A. and U.S. Bancorp

By:	/s/ LEE R. MITAU
Lee R. Mitau
Executive Vice President and General Counsel
U.S. Bancorp
Date: May , 2006

Visa U.S.A. Inc.

By:	/s/ JOSHUA FLOUM
Joshua Floum
General Counsel
Dated: May 8, 2006

Wells Fargo & Co.
Wells Fargo Bank N.A.

By:	/s/ MICHAEL R. JAMES
Michael R. James
Executive Vice President
Dated: May 11. 2006